EXHIBIT 23.2

INDEPENDENT AUDITOR'S CONSENT

Charter One Financial, Inc.

We consent to the incorporation by reference in this Registration Statement of Charter One Financial, Inc. on Form S-8 of our report dated January 23, 2001 (which expresses an unqualified opinion and refers to the report of other auditors on the consolidated financial statements of St. Paul Bancorp, Inc. which was merged with Charter One Financial, Inc.), incorporated by reference in the Annual Report on Form 10-K of Charter One Financial, Inc. for the year ended December 31, 2000.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

July 27, 2001